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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-63890

Dated July 20, 2001

PROSPECTUS

276,488 shares of WD-40 Company Common Stock

     This Prospectus relates to 276,488 shares of WD-40 Company's $.001 par value common stock to be offered for sale from time to time by certain selling stockholders named in this prospectus (the "Selling Stockholders"). The Selling Stockholders may sell the shares held for their own account or the shares may be sold by donees, transferees, pledgees or other successors in interest that receive such shares from a Selling Stockholder as a gift or other non-sale related transfer. The shares of WD-40 Company common stock offered pursuant to this prospectus were originally issued to the Selling Stockholders in connection with the acquisition of HPD Holdings Corp. by WD-40 Company.

    All or a portion of the common stock offered by this prospectus may be offered for sale, from time to time on the Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. WD-40 Company will not receive any of the proceeds from the sale of the shares. WD-40 Company will bear all expenses of registration incurred in connection with this offering, except that the Selling Stockholders will pay any applicable brokerage fees, commissions and transfer taxes.

    WD-40 Company's common stock is traded on the Nasdaq National Market under the symbol, "WDFC."

Please refer to the Risk Factors section of this prospectus appearing beginning on page 3 of the prospectus for information concerning some of the particular risk factors that a purchaser of shares covered by this prospectus should be aware of.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is July 20, 2001

i

WD-40 COMPANY

    WD-40 Company (also referred to herein as the "Company") was originally incorporated in California on September 28, 1953. WD-40 Company is a leader in the global market for multi-purpose lubricants and general maintenance products. WD-40 Company produces multi-purpose lubricants, WD-40® and 3-IN-ONE® as well as the Lava® and Solvol® brands of heavy-duty hand cleaners. On April 30, 2001, WD-40 Company completed the acquisition of the business known as Global Household Brands through the acquisition of HPD Holdings Corp. and its wholly owned subsidiary, HPD Laboratories, Inc. The brands recently acquired are 2000 Flushes and X-14 toilet bowl cleaners, X-14 hard surface cleaners, and Carpet Fresh rug and room deodorizers. WD-40 Company markets its products in more than 160 countries worldwide, and recorded sales of $152.7 million in the year ended August 31, 2000. Global Household Brands had unaudited sales of approximately $70 million during its fiscal year ended March 31, 2001.

    WD-40 is sold primarily in aerosol cans through retail chain stores, hardware and sporting goods stores, automotive parts outlets and industrial distributors and suppliers. It has a wide variety of consumer uses in, for example, household, marine, automotive, sporting goods, and gardening applications. The product also has numerous industrial applications.

    3-IN-ONE Oil is a drip oil lubricant, sold primarily through the same distribution channels as the WD-40 brand. It is a low-cost, entry-level lubricant. 3-IN-ONE Oil is a market share leader among drip oils for household consumers. It also has wide industrial applications in such areas as locksmithing, HVAC, marine, farming, construction, and jewelry manufacturing. The product's high quality and the established distribution network that was acquired with the brand have enabled the product to gain international acceptance.

    The Company purchased the Lava brand of heavy-duty hand cleaners from Block Drug Company in April 1999. The Lava brand is more than 100 years old and has exceptional awareness among American consumers. At the time of the acquisition, the brand was comprised of two sizes of bar soap and one size of liquid soap. Since the acquisition, the Company has augmented the brand with the addition of the Lava Towel, a waterless hand cleaner and two new sizes of Liquid Lava. The Lava brand has traditionally been sold in a limited number of domestic trade channels, notably supermarkets and drug stores. The Company believes that the Lava brand, because of its heavy-duty characteristics, will have greater appeal to consumers who shop in other channels such as hardware, automotive and club stores. The Company intends to develop distribution in these channels where, with its WD-40 and 3-IN-ONE brands, it has considerable marketing experience. The Solvol brand of heavy-duty hand cleaners was acquired in September, 2000. The brand has a well developed market in Australia, New Zealand and the Pacific Islands.

    The recent acquisition of Global Household Brands added three brands to WD-40 Company's product line: Carpet Fresh, 2000 Flushes, and X-14. Carpet Fresh, a well-known rug and room deodorizer, is sold in both powder and an innovative aerosol form. 2000 Flushes is a leading automatic toilet bowl cleaner with a strong position within the long duration segment of the market. X-14, originally just a mildew stain remover, is also available as a soap scum remover and daily shower cleaner. The X-14 brand is also utilized on a germ-killing automatic toilet bowl cleaner. All three brands are currently sold primarily through the food and mass retail trade channels.

    WD-40 Company's corporate offices are located at 1061 Cudahy Place, San Diego, CA 92110. The mailing address is P.O. Box 80607, San Diego, CA 92138-0607; Telephone (619) 275-1400.

OFFERING SUMMARY

    The purpose of this offering is to register the resale, from time to time, of the shares of common stock received by the Selling Stockholders in connection with the Company's acquisition of HPD

Holdings Corp. and its wholly owned subsidiary, HPD Laboratories, Inc., doing business as Global Household Brands, Inc. (hereinafter referred to as "the GHB acquisition") In connection with the Stock Purchase Agreement for the acquisition of all of the issued and outstanding common stock of HPD Holdings Corp., the parties entered into a Registration Rights Agreement which requires WD-40 Company to file, and cause to be declared effective, a registration statement for the shares issued as part of the consideration provided to the holders of the HPD Holdings Corp. common stock (the Selling Stockholders). WD-40 Company is required to keep the registration statement continuously effective until the earlier of (i) the date all of the Selling Stockholders can sell all of the holders' shares covered by this prospectus pursuant to Rule 144(k) promulgated under the Securities Act of 1933; (ii) the date all of the Selling Stockholders can sell all of the holders' shares pursuant to Rule 144 promulgated under the Securities Act of 1933 in any ninety (90) day period; or (iii) April 27, 2004.

    Pursuant to the Stock Purchase Agreement for acquisition of the HPD Holdings Corp. common stock, the Company is holding sixty percent (60%) of the total number of shares issued to the Selling Stockholders as security for the indemnity obligations of the Selling Stockholders provided for in the Stock Purchase Agreement. One third of the shares so withheld will be returned to the Selling Stockholders, subject to any claims for indemnification pursuant to the Stock Purchase Agreement, on or about April 27, 2002 and the remaining two thirds of the shares will be returned to the Selling Stockholders, subject to claims, on or about April 27, 2003. Until such time as the shares are returned to the Selling Stockholders, they will not be available for sale as part of this offering.

    No portion of the sale proceeds from this offering will be received by WD-40 Company. All sales will be made for the benefit of the Selling Stockholders or for the benefit of their donees, transferees, pledgees or other successors in interest having received such shares from a Selling Stockholder as a gift or other non-sale related transfer. For purposes of this prospectus, any such person shall be referred to as a Selling Stockholder.

    See the section of this prospectus entitled, The Selling Stockholders, appearing beginning on page 6 below for more information relating to the shares covered by this prospectus.

FORWARD-LOOKING STATEMENTS

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. This prospectus and the documents that are and will be incorporated by reference contain forward-looking statements which reflect the Company's then current views with respect to future events and financial performance.

    These forward-looking statements are subject to certain risks and uncertainties. The words "aim," "believe," "expect," "anticipate," "intend," "estimate" and other expressions that indicate future events and trends identify forward-looking statements.

    Actual future results and trends may differ materially from historical results or those anticipated depending upon factors including, but not limited to, the rate of sales growth in Latin America and direct European countries; the rate of sales growth in the Asia/Pacific region; the impact of customer mix on gross margins; the impact of recent and future acquisitions; expectations for the Lava brand of heavy-duty hand cleaners as well as for the brands recently acquired in the GHB acquisition; the impact of the introduction of new products; the amount of future capital expenditures; foreign exchange rates and fluctuations in those rates; the effects of, and changes in, worldwide economic conditions, particularly in Latin America and Asia; and legal proceedings. Reference should be made to the risks and uncertainties identified herein (see Risk Factors below) and within any documents incorporated herein by reference when considering the forward-looking statements contained therein.

    Readers also should be aware that while the Company does, from time to time, communicate with securities analysts, it is against the Company's policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any analyst irrespective of the content of the statement or report. Further, the Company has a policy against issuing or confirming financial forecasts or projections issued by others. Accordingly, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of the Company.

RISK FACTORS

    The shares covered by this prospectus are subject to investment risks associated with any investment in the common stock of WD-40 Company. Nevertheless, purchasers should be aware of certain identified risk factors that subject an investment in WD-40 Company common stock to speculative risk. The following is a brief discussion of such risk factors. The following discussion is not intended to be exhaustive of all risks associated with an investment in the Company's shares, but rather it is intended to identify those risks particular to the Company's business that tend to make such an investment speculative.

The Company's Inability To Successfully Integrate Recently Acquired Brands Could Affect Financial Results

    WD-40 Company has made two significant acquisitions in the past two years. The acquisition of the Global Household Brands business represents the largest acquisition the Company has ever made. The success of any completed acquisition depends, and the success of the GHB and Lava brand acquisitions will depend, on the Company's ability to integrate effectively the acquired businesses. The Company believes that its recent acquisitions provide opportunities for growth for all of the Company's brands as well as increased efficiencies and cost savings in management, operations and marketing. However, if the Company is not able to successfully integrate GHB and the Lava brand products, the Company may not be able to maximize these opportunities. Rather, the failure to integrate these acquired businesses because of difficulties in the assimilation of operations and products, the diversion of management's attention from other business concerns, the loss of key employees or other factors, could materially adversely affect the Company's financial results.

Increased Use Of Debt Financing Could Impact Future Cash Flows, Operating Results And Dividends

    The Company has historically paid out a large part of its earnings to stockholders in the form of regular quarterly dividends. The recent acquisitions have been funded to a large extent by new debt. In order service the new debt, the Company will be required to use its income from operations to make interest and principal payments required by the terms of the loan documents. In addition, the Company is required by covenants within the loan documents to maintain certain financial ratios and compliance with other financial terms. The Company believes that the increased income from operations derived from the acquired businesses will fully cover the new debt service requirements. In addition, on March 27, 2001 the Company announced a reduction of its regular quarterly dividend from $.32 to $.27 per share (from $1.28 to $1.08 annually) in order to make more of its cash flow available for debt service requirements. However, if operating income is not sufficient to properly service the debt or otherwise allow the Company to maintain compliance with the terms of its loans, the Company's could be required to seek additional financing through the issuance of more debt or the sale of equity securities, or the Company might be required to further reduce dividends. The increased debt service obligations could result in lower earnings for the Company if anticipated gross and net margins are not maintained for the Company's new and existing business lines.

Competition, Especially In The Company's Newly Acquired Businesses, May Affect Financial Results

    The market for the Company's products is highly competitive and is expected to be increasingly competitive in the future. The Company's products compete both within their own product classes as well as within product distribution channels, competing with many other products for store placement and shelf space. The Company believes that the acquisition of the GHB product lines will allow the Company to better compete in the grocery distribution channel for all of its brands, including WD-40, 3-IN-ONE and Lava. However, the Company's relatively small number of product lines and its relatively limited experience within the grocery distribution channel could impact its ability to compete effectively. These considerations as well as increased competition generally could result in price reductions, reduced gross margins, and a loss of market share, any of which could have a material adverse effect on the Company's business, operating results, financial position and cash flows. In addition, many of the Company's competitors have significantly greater financial, technical, product development, marketing and other resources. While the Company believes that the prices for its products are competitive for the level of quality obtained by the customer, the Company relies on its products' strong brand name recognition and the Company's reputation for selling quality products. The Company also believes that it will be able to devote the necessary resources and talent to advertising and sales promotions for the newly acquired GHB products in order to maintain and increase market share for such products. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely effect its business, operating results, financial position and cash flows.

Future New Product Introductions May Affect Financial Results

    Future revenue growth and earnings of the Company may be affected by the success or failure of new product introductions. The Company believes that the potential for new product development and introduction is enhanced by the acquisition of Global Household Brands. However, there are multiple market factors which may influence the outcome. Those factors include, but are not limited to, consumer acceptance, resource needs, competition, pricing, manufacturing costs, and customer demands.

Rising Oil Prices And Other Component Supply Constraints Could Impact Gross Margins And Operating Results

    The Company depends upon its suppliers for the supply of the primary components for its WD-40 brand and other products. Such components are subject to significant price volatility beyond the control or influence of the Company. Prices for the components of the quality sought by the Company are dependent on the origin, supply and demand at the time of purchase. Prices can be affected by multiple factors in the producing countries, including weather and political and economic conditions. Rising oil prices can also impact the Company's cost of transporting its products. The Company has historically been successful in managing its component costs and product pricing to maintain historical gross margins. Additionally, the Company has generally found alternate sources of constituent chemicals for its products readily available. Petroleum products, of which WD-40 and 3-IN-ONE are comprised, have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations, such as the Organization of Petroleum Exporting Countries ("OPEC"), that have historically attempted to establish price controls on petroleum products through agreements establishing export quotas or restricting petroleum supplies worldwide. Other disruptions in petroleum product supply can arise from time to time as a result of instability in producing countries' political conditions as well as reductions in inventories of refined petroleum products due to capacity constraints of refineries. No assurance can be given that the price of petroleum products will not rise more rapidly than the general rate of inflation or that OPEC (or others) will not succeed in raising the price of petroleum products, even for relatively short periods of time. In the event there is more significant price volatility or higher component costs generally, the Company may not be able to maintain, or may choose not to maintain, its gross margins by raising its product prices without affecting demand and unit sales. Increases in the prices for the components, whether due to the failure of its suppliers to perform, conditions affecting the component-producing countries, or otherwise, could have a material adverse effect on the Company's business, operating results, financial position and cash flows.

High Concentration Of Customer Accounts Could Impact Gross Margins And Results Of Operations

    Consolidation has been an overall business trend in retail and distribution for several years. While the Company's business is very diverse by trade channel and by country, this consolidation trend has resulted in some concentration of sales with larger customers. Large customers may seek price reductions, added support, or promotional concessions which could impact the Company's gross margins. The loss of, or reduction in, orders from, any of the Company's most significant customers could have a material adverse effect on the Company's business and its financial results. Other potential factors such as customer disputes regarding shipments, fees, merchandise condition or related matters may also impact operating results. The Company's inability to collect accounts receivable from any of its large customers could also have a material adverse effect.

The Company Derives A Substantial Portion Of Its Revenues From Foreign Markets, Which Subjects The Company To Additional Business Risks

    Revenues from outside the United States represented approximately 41% of the Company's fiscal 2000 net sales. Global Household Brands recorded international sales of approximately 6.5% of net sales during its most recent fiscal year. The Company's international operations could be adversely affected by changes in political and economic conditions, trade protection measures and changes in regulatory requirements that restrict the sales of the Company's products or increase its costs. Also, changes in exchange rates between the U.S. dollar and other currencies could potentially result in increases or decreases in the Company's costs and earnings.

Environmental Laws And Regulations Could Subject The Company To Significant Future Liabilities

    The Company is subject to numerous environmental laws and regulations that impose various environmental controls on its business operations, including among other things, the discharge of pollutants into the air and water, the handling, use, treatment, storage and clean-up of solid and hazardous wastes, and the investigation and remediation of soil and groundwater affected by hazardous substances. Such laws and regulations may otherwise relate to various health and safety matters that impose burdens upon the Company's operations. These laws and regulations govern actions that may have adverse environmental effects and also require compliance with certain practices when handling and disposing of hazardous wastes. These laws and regulations also impose strict, retroactive and joint and several liability for the costs of, and damages resulting from, cleaning up current sites, past spills, disposals and other releases of hazardous substances. The Company believes that its expenditures related to environmental matters have not had, and are not currently expected to have, a material adverse effect on its financial condition, results of operations or cash flows. However, the environmental laws under which the Company operates are complicated and often increasingly more stringent, and may be applied retroactively. Accordingly, there can be no assurance that the Company will not be required to make additional expenditures to remain in or to achieve compliance with environmental laws in the future or that any such additional expenditures will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

THE SELLING STOCKHOLDERS

    The following table sets forth: (i) the name of each Selling Stockholder; (ii) the number of shares of common stock of the Company owned by such Selling Stockholder prior to the offering; (iii) the number of shares being registered for sale by such Selling Stockholder pursuant to this offering; and (iv) the amount of shares of the Company to be owned by such Selling Stockholder after completion of the offering if all of such Selling Stockholder's registered shares are sold pursuant to this offering. No Selling Stockholder presently owns more than one percent of the outstanding common stock of the Company.

    Some of the Selling Stockholders were employees of HPD Holdings Corp. or its subsidiary, HPD Laboratories, Inc., prior to the acquisition of the HPD Holdings Corp. common stock by WD-40 Company. Some of those employees have continued their employment with WD-40 Company or its subsidiaries or an affiliate. None of the continuing employees were executive officers of HPD Holdings Corp. or its subsidiary and none of the Selling Stockholders is an officer or director of WD-40 Company or any of its subsidiaries or affiliates. There are no other material relationships between WD-40 Company and any of the Selling Stockholders.

SELLING STOCKHOLDERS

Stockholder Name	Common Stock Owned Prior to Offering	Common Stock to be Registered for Sale	Common Stock Owned After Offering
Avatex Corporation	6,175	6,175	0
Cabot Noble, Inc.	6,175	6,175	0
HPD Partners, L.P.	14,676	14,676	0
HPD Partners II, L.P.	13,482	13,482	0
HPD Partners III, L.P.	30,199	30,199	0
OBIE & Co.	3,458	3,458	0
FBR Business Development Fund	17,291	17,291	0
First Dominion Capital, LLC	32,360	32,360	0
S. Garrett Stonehouse	7,410	7,410	0
William E. Mooar	3,235	3,235	0
Steven A. Mooar	297	297	0
Nancy J. Mooar	297	297	0
Margaret M. Mooar	596	596	0
Citi Growth Fund II Offshore, L.P.	45,636	45,636	0
CG Asian-American Fund, L.P.	22,817	22,817	0
Whitman Children's Irrevocable Trust	2,490	2,490	0
John R. Whitman	2,460	2,460	0
Kilin To	1,234	1,234	0
Peter G. Gerry	739	739	0
David Lichtenstein	125	125	0
Richard M. Chong	125	125	0

Subir Ray	125	125	0
Kevin Brandon	238	238	0
Princeton Global Fund, L.P.	22,817	22,817	0
Vincent A. Wasik	1,942	1,942	0
Lawrence E. Bathgate, II	492	492	0
Michael Siegel	12,247	12,247	0
Richard Kassar	12,247	12,247	0
Robert Vogel	1,891	1,891	0
Vir Narula	1,891	1,891	0
Lawrence Robin	629	629	0
Mary Kelly	629	629	0
Ernest Bernarducci	1,891	1,891	0
Rick Morrow	629	629	0
Fred Goldsmith	629	629	0
Stephen Fantus	629	629	0
Mark Guerra	629	629	0
Eugene Keeler	377	377	0
Mary Littles	377	377	0
Catherine Matos	377	377	0
Elisabeth Munoz	377	377	0
Kelvin Olivo	377	377	0
Maureen Smith	377	377	0
Arnold Spector	629	629	0
Dawn Trainor	377	377	0
Nancy Vukovich	377	377	0
Ken Ward	503	503	0
Cheryl Zarneski	377	377	0
William Johnston	377	377	0
John Callery	377	377	0
William Underwood	377	377	0

TOTAL SHARES:	276,488	276,488	0

PLAN OF DISTRIBUTION

    WD-40 Company will receive no part of the proceeds of any sales made hereunder. The Company will pay all expenses of registration incurred in connection with this offering and in connection with the offering and sale of the shares, other than commissions, discounts and fees of underwriters, dealers or agents. All selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

    The Selling Stockholders and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under that Act.

    The Selling Stockholders may from time to time sell all or a portion of the shares on the Nasdaq Stock Market or on any national securities exchange on which the Company's common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering. The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

  (1)
  a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  (2)
  purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  (3)
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  (4)
  privately negotiated transactions.

    In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive from the purchasers of such shares commissions as described above.

    In connection with the distribution of the shares, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell the shares short and redeliver the shares to close out the short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares. The Selling Stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the Selling Stockholders may enter into, from time to time, other types of hedging transactions.

    The Selling Stockholders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any profit on the sale of shares by the Selling Stockholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under that Act.

    In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus.

OFFERING PROCEEDS

    The proceeds from this offering will be received by the Selling Stockholders, subject to brokerage commissions, fees and transfer taxes. No portion of the offering proceeds will be received by WD-40 Company.

EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of WD-40 Company for the year ended August 31, 2000 and the consolidated financial statements of HPD Holdings Corp. and subsidiary for the year ended March 30, 2001, incorporated by reference to the Current Report on Form 8-K/A of WD-40 Company, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of HPD Holdings Corp. and subsidiary for the year ended March 31, 2000 and for the period from April 17, 1998 (inception) to April 2, 1999, incorporated in this prospectus by reference to the Current Report on Form 8-K/A of WD-40 Company, have been so incorporated in reliance on the report of Ernst & Young LLP, independent auditors, given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

    Gordon & Rees, LLP, as General Counsel for WD-40 Company, has passed on the validity of the shares of WD-40 Company's $.001 par value Common Stock offered pursuant to this prospectus.

AVAILABLE INFORMATION

    WD-40 Company is subject to the information disclosure requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information concerning the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Such reports and documents may also be inspected and copied at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 66061.

    WD-40 Company is required to file electronic versions of its quarterly and annual reports, proxy statements and other reports with the SEC which may be accessed through the SEC's internet site: http://www.sec.gov.

    WD-40 Company has filed with the SEC a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement"), with respect to the securities offered hereby. This prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to WD-40 Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits, financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities at the addresses referenced above. Statements made in this prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or incorporated by reference herein.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by WD-40 Company with the SEC are incorporated into this prospectus by reference:

  1.
  The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2000 filed on October 25, 2000 (File No. 000-06936);

  2.
  The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2000 filed on January 16, 2001 (File No. 000-06936);

  3.
  The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2001 filed on April 17, 2001 (File No. 000-06936);

  4.
  The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2001 filed on July 10, 2001 (File No. 000-06936);

  5.
  The Company's Current Report on Form 8-K filed on May 11, 2001 (File No. 000-06936), as amended on Form 8-K/A filed on July 11, 2001 (File No. 000-06936);

  6.
  The Company's Proxy Statement filed on November 9, 2000 (File No. 000-06936) in connection with the Annual Meeting of Stockholders held on December 12, 2000;

  7.
  The description of WD-40 Company's Common Stock set forth in Item 1, Capital Stock to be Registered, from WD-40 Company's Application for Registration on Form 8-A under Section 12 of the Exchange Act dated March 21, 1973, as amended on Form 8, Amendment to Application or Report, dated May 11, 1973. (The Company's $.001 par value common stock is deemed registered pursuant to Section 12(g) of the Exchange Act, according to Rule 12g-3 thereunder, due to the registered status of the no par value common stock of the Company as a California corporation prior to reincorporation in Delaware on December 15, 1999.) Information with respect to the rights of holders of the Registrant's Common Stock is also set forth in the Company's Proxy Statement filed with the SEC on November 9, 1999 (File No. 000-06936) in connection with the Annual Meeting of Shareholders on December 14, 1999.

  8.
  All other documents or reports subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement within this prospectus or incorporated by reference into this prospectus, or in any other subsequently filed document which is also, or is deemed to be, incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

    The Company will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: WD-40 Company, P.O. Box 80607, San Diego, CA 92138-0607; Telephone (619) 275-1400.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER IS SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

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PROSPECTUS
TABLE OF CONTENTS
WD-40 COMPANY
OFFERING SUMMARY
FORWARD-LOOKING STATEMENTS
RISK FACTORS
THE SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
OFFERING PROCEEDS
EXPERTS
LEGAL MATTERS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE